EXHIBIT 3.1

FORM OF

RESTATED CERTIFICATE OF INCORPORATION

OF

MOTOROLA SPINCO HOLDINGS CORPORATION

ARTICLE 1

The name of the corporation is MOTOROLA SPINCO HOLDINGS CORPORATION.

ARTICLE 2

The address of the corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801. The name of the corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE 3

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE 4

The number of shares which the corporation shall have authority to issue, itemized by classes, par value of shares, and series, if any within a class, is:

Class	Series (if any)	Number of Shares		Par Value Per Share
Preferred	To be issued in series	[	—]	$0.01
Common	None	[	—]	$0.01

The powers, preferences and rights, and the qualifications, limitations or restrictions thereof relating to the Preferred Stock and the Common Stock are:

The Preferred Stock:

(1)	The Preferred Stock may be issued from time to time in one or more series and with such designation for each such series as shall be stated and expressed in the resolution or resolutions providing for the issue of each such series adopted by the Board of Directors. The Board of Directors in any such resolution or resolutions is expressly authorized to state and express for each such series:

(i)	The voting powers, if any, of the holders of stock of such series;

(ii)	The rate per annum and the times at and conditions upon which the holders of stock of such series shall be entitled to receive dividends, and whether such dividends shall be cumulative or noncumulative and if cumulative the terms upon which such dividends shall be cumulative;

(iii)	The price or prices and the time or times at and the manner in which the stock of such series shall be redeemable;

(iv)	The right to which the holders of the shares of stock of such series shall be entitled upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation;

(v)	The terms, if any, upon which shares of stock of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(vi)	The number of shares constituting such series; and

(vii)	Any other designations, powers, preferences, and relative, participating, optional or other special rights, and qualification, limitations or restrictions thereof so far as they are not inconsistent with the provisions of the Certificate of Incorporation, as amended, and to the full extent now or hereafter permitted by the laws of Delaware.

(2)	All shares of the Preferred Stock of any one series shall be identical to each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if cumulative, shall be cumulative.

The Common Stock:

(1)	The Common Stock may be issued by the corporation from time to time for such consideration and upon such terms as may be fixed from time to time by the Board of Directors and as may be permitted by law, without action by any stockholders.

(2)	The holders of Common Stock shall be entitled to dividends only if, when and as the same shall be declared by the Board of Directors and as may be permitted by law and the preferences of any outstanding Preferred Stock.

(3)	Each share of the Common Stock shall entitle the holder thereof to one vote, in person or by proxy, at any and all meetings of the stockholders of the corporation on all propositions before such meetings and on all elections of Directors of the corporation. The holders of Common Stock shall not have cumulative voting rights for the election of directors or for any other purpose.

(4)	Except as otherwise provided by law, or by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes.

ARTICLE 5

The number of directors of the corporation shall be fixed by the bylaws and may be altered from time to time as may be provided therein, but in no event shall the number of directors of the corporation be less than three. Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

ARTICLE 6

The following provisions are inserted for the regulation of the business and for the conduct of the affairs of the corporation.

Section 1.	In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized, to amend or repeal the bylaws or to adopt new bylaws, subject to any limitations that may be contained in such bylaws and the power of the stockholders of the corporation to alter or repeal any bylaws made by the Board of Directors.

Section 2.	Any action required or permitted to be taken by the stockholders of the corporation at a stockholder meeting may be effected by consent in writing by such stockholders in accordance with the bylaws and the laws of the State of Delaware.

Section 3.	The corporation reserves the right to amend, alter or repeal any provision contained in its Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and except as set forth in Article 7 below, all rights, preferences and privileges of whatsoever nature conferred on directors, stockholders or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended herein are granted subject to this reservation.

ARTICLE 7

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

ARTICLE 8

The corporation elects not to be governed by Section 203 of the General Corporation Law of Delaware.

ARTICLE 9

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the corporation to the fullest extent permitted by law.